EXHIBIT 99.1

VERSO ANNOUNCES EXPIRATION OF
EARLY TENDER PERIOD OF EXCHANGE OFFERS

MEMPHIS, Tenn. (January 28, 2014) – Verso Paper Corp. (NYSE:VRS) announced the expiration of the early tender time at 12:00 midnight on January 27, 2014 (as it may be extended, the “Early Tender Time”) for the offers to exchange new Second Priority Adjustable Senior Secured Notes (the “New Second Lien Notes”) and new Adjustable Senior Subordinated Notes (the “New Subordinated Notes”) for any and all outstanding 8.75% Second Priority Senior Secured Notes due 2019 (the “Old Second Lien Notes”) and 11⅜% Senior Subordinated Notes due 2016 (the “Old Subordinated Notes”), respectively, in connection with the pending merger of Verso and NewPage Holdings Inc. (“NewPage”).

Holders that have validly tendered Old Second Lien Notes or Old Subordinated Notes prior to the Early Tender Time will receive, for each $1,000 principal amount of Old Second Lien Notes or Old Subordinated Notes tendered, $1,000 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable (which includes an early tender payment of $30 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable). Holders that validly tender Old Second Lien Notes or Old Subordinated Notes after the Early Tender Time will receive, for each $1,000 principal amount of Old Second Lien Notes or Old Subordinated Notes tendered, $970 principal amount of New Second Lien Notes or New Subordinated Notes, as applicable.

In light of substantially less participation by the Early Tender Time as compared to the minimum participation thresholds, and based on the large disparity between what a group of non-participating noteholders has requested and what Verso is able to offer under the merger agreement governing the pending merger, Verso is concerned about its ability to consummate the exchange offers as required under the merger agreement.  Verso has sent a letter to the board of directors of NewPage informing it of Verso’s concern about its ability to satisfy the exchange offer requirement and thus close the merger.  A copy of Verso’s letter to NewPage’s board of directors will be included in a current report on Form 8-K that Verso will file with the Securities and Exchange Commission.

Verso will keep the previously announced exchange offers open through the February 10, 2014, 12:00 midnight, New York City time, expiration time.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Verso Paper Corp.

Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products, with $1.5 billion in net sales for the year ended December 31, 2012.  Verso is headquartered in Memphis, Tennessee, and owns paper mills in Maine and Michigan.  Total production capacity generated from these mills is 1.5 million tons of paper and 930,000 tons of pulp.  Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.  Additional information about Verso is available on its website at www.versopaper.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and similar expressions.  Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso.  Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business.  For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission.  Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Contact

Robert P. Mundy
Senior Vice President and Chief Financial Officer
(901) 369-4128
robert.mundy@versopaper.com

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